Exhibit 99.1

FOR IMMEDIATE RELEASE

For Cardinal Health:	For SRI Surgical:
Tara Schumacher (Media)	Sharon Avinger (Media)
(614) 757-6250	(813) 891-9550 Ext. 3108
Tara.schumacher@cardinalhealth.com	savinger@srisurgical.com

Jon Lyons (Investors)	Wallace Ruiz, (Investors)
614-757-3996	(813) 891-9550 (ext. 3177)
Jon.Lyons@cardinalhealth.com	wruiz@srisurgical.com

CARDINAL HEALTH, SRI SURGICAL SIGN FIVE-YEAR AGREEMENT FOR SURGICAL KITS

Dublin, Ohio and Tampa, Fla, Dec. 1, 2008 – Cardinal Health and SRI/Surgical Express, Inc. today announced a five-year supply and co-marketing agreement to offer surgical kits that include disposable health care products from Cardinal Health and reusable health care products from SRI Surgical.

The agreement makes Cardinal Health the exclusive manufacturer of SRI Surgical’s complete line of more than 400 disposable surgical kits. In addition, the agreement provides for the development of a new product offering, the Hybrid Preference Pack™, in which SRI Surgical will combine its reusable surgical components with disposable surgical components from Cardinal Health. This new product will couple the convenience of disposables with the waste-wise benefits of reusable products.

SRI Surgical will deliver, reprocess and retrieve Hybrid Preference Packs on a daily basis directly to customers from its 10 reprocessing plants and four distribution centers located throughout the United States. SRI Surgical’s reprocessing plants provide a closed loop process that delivers just-in-time sterile surgical linen, surgical instruments and disposable components to the operating room.

“Since 1991, SRI Surgical has provided products and services that assist each of our health care clients in providing quality care, while being environmentally conscious,” said Gerald Woodard, CEO of SRI Surgical. “With Cardinal Health as our exclusive supplier for disposable kits, SRI will now focus on expanding its reusable product offering, while continuing to provide customers with the highest quality products and services.”

Cardinal Health will manufacture the disposable surgical components for Hybrid Preference Packs at its network of four kit manufacturing facilities, where it already assembles more than 21 million disposable surgical kits each year.

“Cardinal Health’s strategic alliance with SRI Surgical will provide hospitals with a broader range of environmentally responsible product alternatives to address their needs in the operating room,” said Steve Inacker, president and general manager of Cardinal Health’s Presource Products and Services business. “In particular, SRI Surgical’s expertise in reprocessing enables Cardinal Health to offer customers the choice of disposable or reusable products within their surgical kits.”

For more information, current customers may contact either their Cardinal Health Presource sales representative or their SRI Surgical sales representative. Potential customers may contact (614) 553-4554 or (813) 792-6330.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $91 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ electronic infection surveillance service, VIASYS® respiratory care products and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at cardinalhealth.com.

About SRI/Surgical Express

SRI Surgical (Nasdaq: STRC) provides central processing and supply chain management services to hospitals and surgery centers across the United States. Because it relies primarily on reusable products, SRI’s reprocessing cycle substantially reduces bio-hazardous waste and its impact on the environment. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities and four distribution centers located throughout the United States. More information about the company may be found at (www.srisurgical.com).

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release.

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